EXHIBIT 99.1

For further information:                      TRADED: NYSE (IEX)
Investor Contact:
Heath Mitts
Vice President - Chief Financial Officer
(847) 498-7070

TUESDAY, APRIL 22, 2014

IDEX REPORTS 23 PERCENT INCREASE IN EPS FUELED BY 8 PERCENT ORGANIC REVENUE GROWTH AND OPERATING MARGIN OF 20.9 PERCENT

LAKE FOREST, IL, APRIL 22 - IDEX Corporation (NYSE: IEX) today announced its financial results for the three month period ended March 31, 2014.

First Quarter 2014 Highlights

•	Sales of $544 million increased 10 percent compared to the prior year (+8 percent organic, +1 percent acquisition and +1 percent foreign currency translation).

•	Gross margin of 44.9 percent was up 200 basis points from the prior year while operating margin of 20.9 percent was up 170 basis points from the prior year.

•	EPS of 91 cents was 23 percent higher than prior year EPS of 74 cents.

First Quarter 2014
Orders in the quarter of $536 million were up 4 percent and sales of $544 million were up 10 percent compared with the prior year period. On an organic basis, orders were 3 percent higher and sales were 8 percent higher than last year.

First quarter 2014 operating income was $114 million, up 20 percent from the prior year period. This resulted in an operating margin of 20.9 percent, up 170 basis points from prior year operating margin, primarily due to volume leverage, productivity and the benefits from the fulfillment of a large Dispensing order.

First quarter net income was $75 million, an increase of 22 percent from the prior year. First quarter earnings per share were 91 cents, an increase of 17 cents, or 23 percent, from the prior year. EBITDA of $134 million, which represents a 16 percent increase from the prior year, was 25 percent of sales and covered interest expense by over 12 times, while free cash flow of $66 million was 89 percent of net income.

The Company completed the repurchase of 551 thousand shares of common stock for $40 million in the first quarter of 2014 and announced a 22 percent increase in the quarterly dividend on April 8, 2014.

“The first quarter of 2014 produced outstanding results for IDEX. Sales grew 10 percent over prior year, which includes a 4 point contribution from the fulfillment of a large Dispensing order received in the third quarter of 2013. In the first quarter we also realized the expected benefits of ongoing productivity initiatives, volume leverage and the conversion of the Dispensing order, to drive a 170 basis point year-over-year expansion in operating margin.

Our business units have a clear focus on improving organic growth, which is being driven through core product and business line strategies. Funding this organic growth is a critical element of our capital deployment plan. We are allocating resources and funding reinvestments to ensure long-term organic growth, and are now estimating organic growth to be 4 to 5 percent in 2014.

Our additional capital deployment strategies of increasing shareholder value through strategic acquisitions, share repurchases and shareholder dividends, remain unchanged. We are actively pursuing several M&A opportunities and are encouraged by the high level of funnel activity during the first quarter. We also continued to execute our share repurchase program in the first quarter and expect it to continue throughout 2014. Additionally, on April 8, 2014 the IDEX Board of Directors approved a 22 percent increase to the quarterly shareholder dividend.

On a regional basis, North America remains positive and the recent stability in Europe is encouraging, while the Asian markets continue to be uneven. Though the global markets remain mixed, we remain confident in our ability to deliver operating margins greater than 20 percent while generating strong cash flow. We project second quarter EPS in the range of 85 to 87 cents, while increasing our full year 2014 EPS guidance to $3.38 to $3.45.”

Andrew K. Silvernail
Chairman and Chief Executive Officer

First Quarter 2014 Business Highlights

Fluid & Metering Technologies

•	Sales in the first quarter of $223 million reflected a 6 percent increase compared to the first quarter of 2013 (+5 percent organic and +1 percent foreign currency translation).

•	Operating margin of 25.3 percent represented a 260 basis point improvement compared with the first quarter of 2013 primarily due to higher volume and productivity initiatives.

Health & Science Technologies

•	Sales in the first quarter of $186 million reflected an 8 percent increase compared to the first quarter of 2013 (+5 percent organic and +3 percent acquisitions).

•	Operating margin of 19.4 percent represented a 70 basis point increase compared with the first quarter of 2013 primarily due to higher volume and productivity initiatives.

Fire & Safety/Diversified Products

•	Sales in the first quarter of $137 million reflected a 23 percent increase compared to the first quarter of 2013 (+22 percent organic and +1 percent foreign currency translation).

•	Operating margin of 28.9 percent represented a 360 basis point increase compared with the first quarter of 2013 primarily due to volume leverage from the fulfillment of the large Dispensing order.

For the first quarter of 2014, Fluid & Metering Technologies contributed 41 percent of sales and 43 percent of operating income; Health & Science Technologies accounted for 34 percent of sales and 27 percent of operating income; and Fire & Safety/Diversified Products represented 25 percent of sales and 30 percent of operating income.

EBITDA and Free Cash Flow
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

Conference Call to be Broadcast over the Internet
IDEX will broadcast its first quarter earnings conference call over the Internet on Wednesday, April 23, 2014 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Vice President and Chief Financial Officer Heath Mitts will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 855.859.2056 (or 404.537.3406 for international participants) using the ID # 30411379.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Tables follow)

IDEX CORPORATION
Condensed Statements of Consolidated Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2014	2013

Net sales	$543,996	$494,448
Cost of sales	299,576	282,451
Gross profit	244,420	211,997
Selling, general and administrative expenses	130,585	117,285
Operating income	113,835	94,712
Other (income) - net	(844)	(1,279)
Interest expense	10,457	10,557
Income before income taxes	104,222	85,434
Provision for income taxes	29,674	24,134
Net income	$74,548	$61,300

Earnings per Common Share:
Basic earnings per common share (a)	$0.92	$0.74
Diluted earnings per common share (a)	$0.91	$0.74

Share Data:

Basic weighted average common shares outstanding	$80,527	$82,197

Diluted weighted average common shares outstanding	$81,575	$83,152

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)
	March 31,	December 31,
	2014	2013

Assets
Current assets
Cash and cash equivalents	$458,383	$439,629
Receivables - net	287,903	253,226
Inventories	244,175	230,967
Other current assets	72,915	67,131
Total current assets	1,063,376	990,953
Property, plant and equipment - net	216,045	213,488
Goodwill and intangible assets	1,650,636	1,660,683
Other noncurrent assets	21,765	22,453
Total assets	$2,951,822	$2,887,577

Liabilities and shareholders' equity
Current liabilities
Trade accounts payable	$149,045	$133,312
Accrued expenses	163,543	150,751
Short-term borrowings	1,393	1,871
Dividends payable	—	18,675
Total current liabilities	313,981	304,609
Long-term borrowings	778,852	772,005
Other noncurrent liabilities	237,991	237,974
Total liabilities	1,330,824	1,314,588
Shareholders' equity	1,620,998	1,572,989
Total liabilities and shareholders' equity	$2,951,822	$2,887,577

IDEX CORPORATION
Company and Business Group Financial Information
(dollars in thousands)
(unaudited)

		Three Months Ended
		March 31, (b)
		2014	2013

	Fluid & Metering Technologies
	Net sales	$223,361	$211,755
	Operating income (c)	56,407	48,079
	Operating margin	25.3%	22.7%
	Depreciation and amortization	$6,552	$6,960
	Capital expenditures	4,009	2,776

	Health & Science Technologies
	Net sales	$186,375	$172,868
	Operating income (c)	36,229	32,267
	Operating margin	19.4%	18.7%
	Depreciation and amortization	$10,709	$10,792
	Capital expenditures	3,509	2,786

	Fire & Safety/Diversified Products
	Net sales	$137,284	$111,513
	Operating income (c)	39,648	28,232
	Operating margin	28.9%	25.3%
	Depreciation and amortization	$1,680	$1,708
	Capital expenditures	1,807	1,480

	Company
	Net sales	$543,996	$494,448
	Operating income (c)	113,835	94,712
	Operating margin	20.9%	19.2%
	Depreciation and amortization (d)	$19,257	$19,839
	Capital expenditures	10,809	7,625

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.

(b)	Three month data includes acquisitions of FTL (March 2013) in the Health & Science Technologies segment from the date of acquisition.

(c)	Group operating income excludes unallocated corporate operating expenses.

(d)	Depreciation and amortization excludes amortization of debt issuance expenses.